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                                                              Exhibit 99 (a)

                           BANK OF GRANITE CORPORATION
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For Immediate Release:                                       December 14, 1998

                      BANK OF GRANITE CORPORATION ANNOUNCES
                           PLAN TO REPURCHASE SHARES

     Bank of Granite Corporation announced today that its Board of Directors has approved a plan to purchase up to $5 million of its common stock on the open market or in privately negotiated transactions as conditions warrant. The repurchase plan is effective until December 2001. As of November 30, 1998, the Company had 11,464,913 shares outstanding.

     John A. Forlines, Jr., Chairman and Chief Executive Officer of Bank of Granite Corporation, said the Company would determine the extent and timing of its repurchase activities under the program according to the Company's best interest. Forlines added, "this decision by the Board will allow us to have additional choices in allocating our capital and will enable us to continue our goal of building value for our shareholders."

     Bank of Granite Corporation is the parent of Bank of Granite and GLL & Associates, Inc. Bank of Granite operates fourteen full-service banking offices in Caldwell, Catawba, and Burke Counties. GLL & Associates, headquartered in Winston-Salem, originates mortgages in the Central and Southern Piedmont and Catawba Valley Regions of North Carolina. Bank of Granite Corporation's stock is traded on the National Market System and is quoted electronically under the NASDAQ symbol GRAN.

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For further information, contact Kirby A. Tyndall,
  Senior Vice President and Chief Financial Officer at VOICE (828) 496-2026, FAX (828) 496-2116 or
  Internet:  ktyndall@bankofgranite.com


















Bank of Granite Corporation, Form 8-K, December 14, 1998, page 5 of 5